Exhibit 10.1
MRLS-ANDX SECONDMENT AGREEMENT
THIS MRLS-ANDX SECONDMENT AGREEMENT is entered into on January 30, 2019 to be effective as of the Effective Date (as defined below), by and between:

A.	Marathon Refining Logistics Services LLC, a Delaware limited liability company (“MRLS”); and

B.
Andeavor Logistics LP, a Delaware limited partnership, Tesoro Logistics GP, LLC, a Delaware limited liability company, Tesoro Logistics Operations LLC, a Delaware limited liability company, Tesoro Logistics Pipelines LLC, a Delaware limited liability company, Tesoro High Plains Pipeline Company LLC, a Delaware limited liability company), Tesoro Logistics Northwest Pipeline LLC, a Delaware limited liability company, Tesoro Alaska Pipeline Company LLC, a Delaware limited liability company, Tesoro SoCal Pipeline Company LLC, a Delaware limited liability company, Tesoro Alaska Terminals LLC, a Delaware limited liability company, Andeavor Field Services LLC, a Delaware limited liability company, Andeavor Midstream Partners GP LLC, a Delaware limited liability company, Andeavor Midstream Partners Operating LLC, a Delaware limited liability company, Andeavor Gathering I LLC, a Delaware limited liability company, Andeavor Logistics CD LLC, a Delaware limited liability company, Asphalt Terminals LLC, a Delaware limited liability company, Rendezvous Pipeline Company, LLC, a Colorado limited liability company, Green River Processing, LLC, a Delaware limited liability company, Western Refining Logistics, LP, a Delaware limited partnership, Western Refining Logistics GP, LLC, a Delaware limited liability company, WNRL Energy GP, LLC, a Delaware limited liability company, WNRL Energy, LLC, a Delaware limited liability company, Western Refining Pipeline, LLC, a New Mexico limited liability company, Western Refining Wholesale, LLC, a Delaware limited liability company, Western Refining Terminals, LLC, a Delaware limited liability company, Western Refining Product Transport, LLC, a Delaware limited liability company, Tesoro Great Plains Midstream LLC, a Delaware limited liability company, Tesoro Great Plains Gathering & Marketing LLC, a Delaware limited liability company, Western Refining Conan Gathering, LLC, a Delaware limited liability company, Western Refining Delaware Basin Storage, LLC, a Delaware limited liability company (collectively, “Logistics”).

MRLS and Logistics agree as follows:

1.	DEFINITIONS
“Agreement” means this MRLS-ANDX Secondment Agreement, and any exhibits, attachments, or schedules hereto, as the same may be amended from time to time.
“Default Rate” means the rate per annum equal to LIBOR plus one percent (1%). Any interest payable hereunder shall accrue from day to day and be calculated on the basis of a three hundred sixty-five (365) day year.

“Disclosing Party” shall have the meaning set forth in Section 7.1.
“Effective Date” means the date that the first Provider employee accepts his or her secondment to Recipient and reports for work to the place to which such person is assigned pursuant to the secondment.
“Expenses” shall have the meaning set forth in Section 3.4.
“Fees” means the fees charged for the secondment of Seconded Employees as set forth on Exhibit A.
“Seconded Employee” means those MRLS employees who accepts his or her secondment to Logistics and reports for work to the place to which such person is assigned pursuant to the secondment. The term “Seconded Employees” includes both Full-Time Secondees and Part-Time Secondees (as such terms are defined in Section 2.1).
“Secondment Termination Date” means: (1) as respects all Seconded Employees, the effective date of the termination of this Agreement as specified in Section 9 below; or (2) with respect to an individual Seconded Employee, (i) the date the employment of the Seconded Employee with MRLS is terminated, or (ii) either Logistics or MRLS gives sixty (60) days written notice to the other party of its intent to end such Seconded Employee’s seconding assignment to Logistics.
“Work Product” shall have the meaning set forth in Section 8.

2.	SECONDMENT OF SECONDED EMPLOYEES TO LOGISTICS

2.1
MRLS shall second to Logistics the Seconded Employees to occupy positions within the business and organization of and conduct business on behalf of Logistics, beginning on the dates on which the respective Seconded Employees are notified by MRLS that their secondments will commence and continuing until the Secondment Termination Date in respect to each Seconded Employee. During the period of secondment to Logistics, the Seconded Employees shall, as applicable, either: (a) devote one hundred percent (100%) of their normal working hours each week to Logistics (“Full-Time Secondees”) and shall work for and under the general direction, supervision, and control of Logistics and shall be expected to perform their work for Logistics by engaging in decision making solely in the best interest of Logistics; or (b) perform work and services for both MRLS and Logistics (“Part-Time Secondees”). During the time when Part-Time Secondees perform work or services for MRLS, Part-Time Secondees shall work for and under the general direction, supervision, and control of MRLS and shall be expected to perform their work for MRLS by engaging in decision making solely in the best interest of MRLS. During the time when Part-Time Secondees perform their work for Logistics, Part-Time Secondees shall work for and under the general direction, supervision, and control of Logistics and shall be expected to perform their work for Logistics by engaging in decision making solely in the best interest of Logistics.

2.2	During the term of this Agreement, the Seconded Employees seconded to Logistics hereunder:

(a)	shall be employed by MRLS and Logistics;

(b)
shall remain subject to the terms of employment with MRLS as MRLS shall establish from time to time and shall be eligible for participation in all MRLS benefit plans for which they would be eligible absent their secondment to Logistics under this Agreement; and

(c)	shall receive base salary and other compensation in such amounts as MRLS shall determine from time to time.

2.3
During the time when Seconded Employees perform their work for Logistics, the normal working hours for the Seconded Employees shall be the normal working hours of Logistics at Logistics site or location that the Seconded Employees are assigned to by Logistics.

2.4
MRLS has disclosed at the inception of the secondment period to Logistics each Seconded Employee's current base salary and other compensation programs that will be extended to the Seconded Employee. For expense planning purposes, MRLS will provide, upon request of Logistics, a non-binding Seconded Employee cost estimate for each Seconded Employee. The sole purpose of which is to provide Logistics with an estimated projection of future expenses.

2.5
Logistics shall comply with all applicable national, provincial, state and local laws, regulations, and orders, including but not limited to national, provincial, state, and local tax, social legislation, civil rights laws and any other employment-related laws, regulations and orders affecting, directly or indirectly, the Seconded Employees.

2.6
MRLS shall have the right and responsibility to direct the hiring, terminating, and transferring of the Seconded Employees, to evaluate each Seconded Employee’s performance for performance management purposes, and to determine the amount of compensation and benefits to be provided to the Seconded Employees. The work to be performed hereunder for Logistics by the Seconded Employees shall be under the direction, supervision, and control of Logistics and Logistics agrees that it shall be fully responsible for any matters that arise in the course of performance of such work. During the time when Seconded Employees perform their work for Logistics, the Seconded Employees shall be considered to be agents of Logistics and not of MRLS and shall have no authority to enter into contracts or otherwise engage in any business transactions on behalf of MRLS. Logistics will provide the Seconded Employees with (i) a suitable workplace which complies with all applicable safety and health standards, statutes, and ordinances, (ii) all necessary information, training, and safety equipment with respect to hazardous substances, and (iii) adequate instruction, assistance, direction, and time to perform the services requested of them during the period of secondment to Logistics.

2.7
All Seconded Employees will abide by Logistics’s policies applicable to the Seconded Employees. In addition, all Seconded Employees will abide by MRLS’s policies applicable to the Seconded Employees. Any discipline of the Seconded Employees under any of Logistics’s policies or practices will be handled by mutual agreement of MRLS and Logistics.

2.8
To the extent certain Seconded Employees are covered under one or more collective bargaining agreements, said Seconded Employees and their terms and conditions of employment remain subject to the applicable collective bargaining agreement.

2.9	MRLS shall provide workers’ compensation insurance for all Seconded Employees, in accordance with applicable workers’ compensation law.

3.	PAYMENT OF FEES FOR SECONDED EMPLOYEE SERVICES

3.1
As of and following the Effective Date, and subject to Section 6.2, Logistics shall pay MRLS the Fees for the provision of Seconded Employees as set forth on Exhibit A and in accordance with this Section 3. If Seconded Employees are unable to perform any services to Logistics due to a Force Majeure event, then MRLS shall reduce the Fees pursuant to Section 6.2 to account for any reduction in the performance of services by such Seconded Employees.

3.2
To the extent required by applicable law, MRLS shall add to any Fees due under this Agreement amounts equal to any sales, use or similar taxes, however designated or levied, based upon the provision of Seconded Employees hereunder. MRLS is solely responsible for the collection and remittance of any such taxes to the appropriate tax authorities. The parties shall cooperate with each other to minimize any such taxes to the extent reasonably practicable. If additional taxes are determined to be due with respect to the secondment of Seconded Employees hereunder as a result of (a) an audit by any applicable tax authority, or (b) a new or change in applicable law, then Logistics shall reimburse MRLS for the additional taxes due from MRLS, including interest and penalty. Logistics has the right to contest with the tax authority, at Logistics’s sole expense, the amount of any taxes or the result of any audit. MRLS is responsible for any penalty or interest resulting from its failure to remit any invoiced taxes. Notwithstanding anything in this Agreement to the contrary, this Section 3.2 will, to the fullest extent permitted by applicable law, survive the termination of this Agreement and remain in effect until the expiration of the relevant statutes of limitations.

3.3
In the event of the termination of this Agreement, all amounts due pursuant to the terms hereof shall be appropriately prorated and reduced to reflect any shortened period during which Seconded Employees are seconded, and MRLS shall refund to Logistics the appropriate prorated amount for any secondments that have been paid for in advance. Notwithstanding the immediately preceding sentence, to the extent any amounts due or advances made hereunder related to costs or Expenses (as defined below) that have been or will be incurred and that cannot be recovered by MRLS, such amounts due or advances made shall not be prorated or reduced and MRLS shall not be required to refund any prorated amount for such costs or Expenses; and Logistics shall reimburse MRLS for any third party cancellation or similar charges incurred as a result of such termination.

3.4
As of and following the Effective Date, within twenty (20) business days following the end of each month, MRLS will submit to Logistics for payment a written invoice for the amounts due under this Agreement for such month. The invoice will set forth the Fees for such month. Each invoice will contain documentation and other details in support of the invoiced amounts as Logistics may reasonably require to validate such invoiced amounts. As of and following the Effective Date, and except as otherwise provided in this Agreement, Logistics shall reimburse MRLS monthly for all out-of-pocket costs and expenses reasonably incurred and actually paid by MRLS to third parties on behalf of Logistics in connection with providing Seconded Employees to perform the services for Logistics (the “Expenses”).

3.5
Logistics shall pay all amounts due pursuant to this Agreement within twenty (20) days after the receipt of the relevant invoice. Logistics shall not offset any amounts owing to it by MRLS or any affiliates of MRLS against amounts payable hereunder. If Logistics fails to make payment of any sum as and when due under this Agreement, then Logistics shall pay interest thereon to MRLS at the Default Rate (as in effect on the day when such sum was originally due) on and from the day when payment was due until the date of payment.

3.6
Logistics may contest any amount of any invoice at any time before or after payment is made, provided such objection is made in writing to MRLS within thirty (30) days following the end of the month to which the invoice relates. Logistics shall timely pay any disputed items in full while resolution of the dispute is pending; provided, however, that MRLS shall pay interest at the Default Rate on any amounts it is required to return to Logistics upon resolution of the dispute. Payment of the uncontested amount shall not constitute approval thereof.

3.7
Logistics may, at its own cost and expense, audit (or cause an independent third party auditor to audit) the books and records of MRLS to the extent necessary to determine MRLS’s compliance with this Agreement with respect to Fees and Expenses charged or the performance of MRLS's obligations under this Agreement. Logistics shall have the right to conduct such audit no more than once with respect to each calendar year as of and following the Effective Time; provided, however, that any audit shall not be commenced later than twelve (12) months after the end of the calendar year to be audited.

3.8
Any audit shall be conducted during regular business hours and in a manner that does not unreasonably interfere with the operations of MRLS. Logistics shall provide reasonable advance notice to MRLS prior to the commencement of the audit and shall specify the date on which the audit will commence.

4.	DISCLAIMER BY MRLS
There are no representations or warranties made by MRLS hereunder, express or implied, at law or in equity, with respect to the subject matter hereof. By way of example and not by way of limitation, MRLS does not warrant the quality or competence of any of the Seconded Employees or that the secondments of the Seconded Employees will permit Logistics to achieve any specific or general results, nor does MRLS, except as provided in Section 5 hereof, accept any obligation or liability whatsoever for the acts, omissions and/or other performance of the Seconded Employees. In no event shall MRLS be liable for special, indirect, incidental, consequential or punitive damages resulting from the conduct of Seconded Employees while performing services or work for Logistics.

5.	INDEMNITIES

5.1
Except as provided in Section 5.2, Logistics shall defend, indemnify and hold harmless MRLS, its subsidiaries and affiliated companies, and their respective officers, directors, employees and agents, from, against and in respect to any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorney’s fees, costs and expenses incidental thereto) which in any way arise out of, result from, or relate to (i) the acts, omissions and/or other performance of services (including without limitation any negligent or intentional acts or omissions) by the Seconded Employees, (ii) any negligent or intentional act or omission on the part of Logistics, its officers, employees (including without limitation the Seconded Employees), or agents, (iii) any personal injury, death, or damage claim by, on behalf of, or related to a Seconded Employee to the extent attributable to periods of time while Seconded Employee is performing services or work for Logistics, or (iv) Logistics’s failure to comply with all applicable laws, regulations or orders with respect to the Seconded Employees.

5.2
MRLS shall defend, indemnify and hold harmless Logistics, its subsidiaries and affiliated companies, and their respective officers, directors, employees and agents, from, against and in respect to any and all costs, lawsuits, proceedings, demands, assessments, penalties, fines, administrative orders, claims, losses, expenses, liabilities, obligations, and damages (including without limitation reasonable attorney’s fees, costs and expenses incidental thereto) which in any way arise out of, result from, or relate to (i) any negligent or intentional act or omission on the part of MRLS, its officers or employees (excluding the Seconded Employees) which creates any violation of applicable labor or employment laws, (ii) any personal injury, death, or damage claim by, on behalf of, or related to a Seconded Employee to the extent attributable to periods of time while Seconded Employee is performing services or work for MRLS, or (iii) any claim, demand or cause of action which may be brought by any Seconded Employee or his or her heirs for personal injury to, or death of such Seconded Employee to the extent covered by MRLS’s statutorily required workers compensation coverage or national equivalent thereof applicable to such Seconded Employee.

5.3
Logistics and MRLS agree (a) to notify each other in writing of any asserted claim within ten (10) working days of either discovery of the occurrence upon which the claim may be based or learning of the claim, whichever occurs first, and (b) to permit MRLS or Logistics, as the case may be, to defend the claim at the option of the party against whom the claim is asserted, with counsel acceptable to such party, which consent will not be unreasonably refused. Neither party will pay or agree to pay any asserted claim under this Agreement without prior written approval from the party against whom the claim is asserted, which approval will not be unreasonably withheld.

6.	FORCE MAJEURE

6.1
Neither party shall be liable to the other party hereto for its failure or delay in performing its obligations hereunder (other than its obligations to pay money) due to Force Majeure. “Force Majeure” means any labor dispute, including but not limited to strikes, work stoppages, or slowdowns, (whether or not beyond the reasonable control of the affected party) and other circumstances reasonably beyond the control of the affected party, including, without limitation, acts of God, fire, flood, war, accident, explosion, breakdowns or embargoes or other import or export restrictions, shortage of or inability to obtain energy, equipment, transportation, products or good faith compliance with applicable law or any request (whether ultimately valid or invalid) made by any governmental authority.

6.2
If Seconded Employees are unable to perform any services to Logistics due to a Force Majeure event, Logistics shall have the right, but not the obligation, to engage subcontractors to perform such obligations for the duration of the Force Majeure event; provided, however, that any Fees paid or payable by Logistics to MRLS under this Agreement with respect to the provision of Seconded Employees to perform services affected by such Force Majeure event shall be reduced (or refunded, if applicable) on a dollar-for-dollar basis for all amounts paid by or on behalf of Logistics to any such subcontractors; provided further, however, that MRLS shall not be responsible for the amounts of fees paid by or on behalf of Logistics to any such subcontractors to perform such services to the extent such fees exceed the aggregate Fees paid or owed to MRLS for the applicable period of the Force Majeure event.

7.	CONFIDENTIALITY

7.1
MRLS and Logistics each acknowledge that during the term of this Agreement, the Seconded Employees may receive, or otherwise acquire, information that the party disclosing such information (the “Disclosing Party”) considers proprietary and confidential, or which the Disclosing Party is obligated to keep in confidence pursuant to an agreement with a third party. Except as otherwise provided to the contrary in any general confidentiality agreements between MRLS and Logistics, MRLS agrees to instruct the Seconded Employees to maintain any and all such proprietary and confidential information transmitted to them as a result of the performance of services for Logistics by the Seconded Employees or being present on the Disclosing Party’s premises, in strict confidence. All business and technical information received, developed, observed, or otherwise acquired by the Seconded Employees, as a result of performing services for Logistics, or being present at the Disclosing Party’s premises, is presumed to be confidential. The obligations of confidence described in this Section 7.1 shall not apply to any information that (1) is already known to the Seconded Employees prior to the Seconded Employees’ acquiring such information, (2) is or becomes known to the public through no fault of the Seconded Employees, (3) the Seconded Employees are legally required by statute, subpoena, or other valid court order, to disclose by a governmental agency or court having competent jurisdiction.

7.2	MRLS and Logistics will issue to each Seconded Employee a notice substantially in the form of Exhibit B attached to and made a part of this Agreement.

8.	WORK PRODUCT OWNERSHIP
Except as otherwise provided to the contrary in any license or other similar agreements between MRLS and Logistics, all rights of ownership applicable to any data, documents, information, inventions, and information-bearing media, generated, observed, or discovered by the Seconded Employees, during the performance of services for Logistics under this Agreement (the "Work Product"), shall belong solely to the applicable Logistics entity or entities, either by operation of the "work for hire" doctrine, to the extent it is applicable, or by assignment from MRLS. In this regard, MRLS hereby assigns to Logistics, its nominee, successor or assign, all rights, title and interest in and to such inventions, discoveries, improvements, developments and other creative work, including both the United States and foreign rights that were conceived, discovered and/or made by a Seconded Employee solely or jointly with others while in Logistics’s employ relating to or connected with the business of Logistics, its subsidiaries or affiliates.

9.	TERM AND TERMINATION

9.1	The term of this Agreement shall begin on the Effective Date and end on the date ten (10) years after the Effective Date, unless sooner terminated by either party pursuant to Section 9.2.

9.2
MRLS may terminate this Agreement at any time upon sixty (60) days written notice to Logistics. Logistics may terminate this Agreement upon sixty (60) days written notice to MRLS. Either party may terminate this Agreement upon notice to the other in the event that: (i) the parties mutually agree to do so; (ii) the other party materially breaches the Agreement and its failure to cure such material breach within sixty (60) days following written notice of such breach; or (iii) the other party becomes insolvent. In the event of termination or expiry of this Agreement pursuant to

Sections 9.1 or 9.2, Section 3 (Payment of Fees for Seconded Employees Services), Section 5 (Indemnities), and Section 8 (Work Product Ownership) survive.

9.3
If this Agreement is terminated, the parties agree to promptly negotiate in good faith to determine the amount of Fees for which MRLS has not received reimbursement. Any amount owing to MRLS shall be paid within fourteen (14) days of the reconciliation of the Fees as described above, or within thirty (30) days of the effective date of the termination, whichever is later.

10.	MISCELLANEOUS

10.1
MRLS may assign or otherwise transfer its rights or delegate or otherwise transfer its obligations hereunder without the prior written consent of the other party hereto. Logistics may not assign or otherwise delegate or transfer its rights or obligations without the prior written consent of other party hereto, which consent shall not be unreasonably withheld. Any attempted assignment or transfer by Logistics in violation hereof shall be void.

10.2
Any notice or request specifically provided for or permitted to be given under this Agreement must be in writing and may be delivered by hand delivery, mail, courier service or facsimile, and shall be deemed effective as of the time of actual delivery thereof to the addressee (except that any notice by facsimile received after the close of business of the recipient shall be deemed received the next business day). For purposes of notice, the address of the parties shall be as follows:

If to MRLS:
Marathon Refining Logistics Services LLC
539 South Main St.
Findlay, Ohio 45840
Attention: General Counsel

If to Logistics:
Andeavor Logistics LP
c/o Tesoro Logistics GP, LLC, its General Partner
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: General Counsel

Each party named above may change its address for notice by giving of notice thereof in the manner hereinabove provided.

10.3
Nothing in this Agreement shall be construed as an employment contract or as creating any contractual obligation enforceable by any individual Seconded Employee against any of MRLS, Logistics, or any affiliate of them, or prevent MRLS or Logistics from making decisions regarding the continued employment of any individual by MRLS or Logistics during or after that Seconded Employee’s period of secondment to Logistics under this Agreement.

10.4
No change in, modification of, addition to or waiver of any of the terms and conditions of this Agreement shall be effected by the acknowledgment or acceptance of requests containing additional or different terms and conditions. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom asserted and no waiver made shall bind either party to a waiver of any succeeding breach of the same or any other provisions hereof.

10.5
This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Ohio without regard to its provisions concerning conflicts of law.

10.6	The headings and captions to the Paragraphs of this Agreement have been inserted for convenience of reference only and shall not affect or be deemed to affect the construction of this Agreement.

10.7
If any provision of this Agreement is held invalid, such invalidity shall not affect other provisions of this Agreement. To the extent reasonably possible, the parties agree to promptly negotiate in good faith to cure any invalid provision consistent with the intent and spirit of this Agreement.

10.8	The indemnification and confidentiality obligations of MRLS and Logistics described in Sections 5 and 7 shall survive the expiration or termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their authorized representatives and made effective as of the Effective Date.
MARATHON REFINING LOGISTICS SERVICES LLC

By:	/s/ Raymond L. Brooks
Name:	Raymond L. Brooks
Title:	President

LOGISTICS:

TESORO LOGISTICS GP, LLC, individually and on behalf of ANDEAVOR LOGISTICS LP
TESORO LOGISTICS OPERATIONS LLC
TESORO LOGISTICS PIPELINES LLC
TESORO HIGH PLAINS PIPELINE COMPANY LLC
TESORO LOGISTICS NORTHWEST PIPELINE LLC
TESORO ALASKA PIPELINE COMPANY LLC
TESORO SOCAL PIPELINE COMPANY LLC
TESORO ALASKA TERMINALS LLC
ANDEAVOR FIELD SERVICES LLC
ANDEAVOR MIDSTREAM PARTNERS GP LLC
ANDEAVOR MIDSTREAM PARTNERS OPERATING LLC
ANDEAVOR GATHERING I LLC
ANDEAVOR LOGISTICS CD LLC
ASPHALT TERMINALS LLC
RENDEZVOUS PIPELINE COMPANY, LLC
GREEN RIVER PROCESSING, LLC
WESTERN REFINING LOGISTICS GP, LLC, individually and on behalf of WESTERN REFINING LOGISTICS, LP
WNRL ENERGY GP, LLC
WNRL ENERGY, LLC
WESTERN REFINING PIPELINE, LLC
WESTERN REFINING WHOLESALE, LLC
WESTERN REFINING TERMINALS, LLC
WESTERN REFINING PRODUCT TRANSPORT, LLC
TESORO GREAT PLAINS MIDSTREAM LLC
TESORO GREAT PLAINS GATHERING & MARKETING LLC
WESTERN REFINING CONAN GATHERING, LLC
WESTERN REFINING DELAWARE BASIN STORAGE, LLC

By:	/s/ Don J. Sorensen
Name:	Don J. Sorensen
Title:	President

EXHIBIT A
FEES
For the purposes of this Exhibit, “Time Allocation” shall: (a) with respect to Full-Time Secondees, mean 100%; and (b) with respect to Part-Time Secondees, mean the percentage of working time during which each such Part-Time Secondee shall be performing services to Logistics as agreed by the parties from time to time, even if, in each case, the Seconded Employee ultimately spends more or less of his or her time actually engaged in the provision of such services to Logistics.
As of and following the Effective Date, the Fees for the provision of Seconded Employees to Logistics shall be calculated and invoiced consistent with the following:
Either (primarily for Full-Time Secondees or those Seconded following the Effective Date)
1.MRLS shall calculate on a monthly basis the employee-based cost which is the sum of the products of the actual salary and wage costs incurred hereunder for such month multiplied by the applicable Time Allocation (referenced in this Exhibit as the “Monthly Allocated Salary and Wages”).
2.MRLS shall calculate on a monthly basis an amount (referenced in this Exhibit as the “Monthly Burden”) equal to the Monthly Allocated Salary and Wages multiplied by the burden rate as calculated for the annual budget planning process. A quarterly review will be performed to compare the burden rate to the allocated benefit expenses and reasonable adjustments will be made to the burden rate, if necessary.
3.Each month hereunder, MRLS, in its sole and reasonable discretion, shall determine the allocated cash bonuses and accrual incurred hereunder for such month multiplied by the applicable Time Allocation.
4.Following the end of each month, MRLS will submit an invoice to Logistics which shall include the following:

a.	the Monthly Allocated Salary and Wages;

b.	the Monthly Burden;

c.	the allocated cash bonuses and accrual; and

d.	the MRLS stock-based compensation expense attributed to MRLS for such month.

Or (primarily of Part-time Secondees seconded prior to the Effective Date)

1.
Following the end of each Month, MRLS will submit an invoice to Logistics for the fixed amount agreed to at the time of the drop, maintained on file with accounting and subject to escalation, that was reflective of the part-time allocation of:

a.	the Monthly Allocated Salary and Wages;

b.	the Monthly Burden;

c.	the actual cash bonuses and accrual; and

d.	the MRLS stock-based compensation expense attributed to MRLS for such month.

EXHIBIT B
Employment Status Notice

As you know, Marathon Refining Logistics Services LLC (“MRLS”) agreed to second some of its employees to the entities listed in Section 3 below (collectively, “Logistics”) for the purpose of assisting Logistics in its operations.

Because you are among those Seconded Employees whom MRLS has provided to Logistics to assist Logistics, it is important that you read and understand the terms of this Employment Status and Information Non-Disclosure Notice (this “Notice”). If you have any questions about this Notice, please contact [____________________].

1.	Employment Status.

The following terms shall apply during your continued employment with MRLS:

•
MRLS may assign you to provide services to Logistics. While providing such services to Logistics, you will be jointly employed by both MRLS and Logistics. During such times that you are assigned to Logistics, you will be given directions by Logistics and be subject to the instruction of Logistics as to certain aspects of the details, means, and methods of performing such assignments.

•
While assigned by MRLS to provide services to Logistics, you must comply with all Logistics rules, policies, and related orders and/or requests including without limitation those relating to alcohol, drugs, safety, security, smoking, controlled substances, and weapons.

•
For any reason or for no reason, Logistics may at any time discontinue your assignment to provide services to it. At such time, your joint employment with Logistics shall cease and you will be employed solely by MRLS.

•
While assigned to Logistics, you will remain on the payroll of MRLS, and you will be covered by Workers’ Compensation insurance maintained by MRLS for the benefit of MRLS and Logistics, subject to the applicable terms and conditions of the insurance in effect from time to time. You will not be eligible to receive any additional compensation or benefits from Logistics.

The responsibility, if any, of Logistics, MRLS or any of their respective affiliates for injuries or death will be limited to benefits available from MRLS under applicable workers’ compensation laws, subject to the applicable terms of insurance in effect from time to time. Any such workers’ compensation benefits shall be your exclusive remedy for any injury or death.

While you are assigned to provide services to Logistics, you will not be eligible to participate in or be eligible for any benefits or rights under Logistics’s benefit plans, programs, or policies, if any, but instead, you will participate in the benefits plans, programs, and policies of MRLS, to the extent that you are eligible and subject to their terms in effect from time to time.

•
If the terms and conditions of your employment are subject to a collective bargaining agreement, nothing in this Notice shall affect the terms and conditions of such collective bargaining agreement. All hours worked by you, whether for MRLS or during the time they are seconded to Logistics, will be counted for all purposes under any such collective bargaining agreement solely as hours worked for MRLS and that all benefits and compensation will be solely the responsibility of MRLS.

2.	General.

The terms of this Notice may not be changed, modified, terminated, nor may any of its provisions be waived, unless agreed to in writing by a duly authorized representative of Logistics. The terms of this Notice are a summary of your employment status as a Seconded Employee. This is not a contract of employment, nor does it alter your employment status with MRLS.

3. Logistics.

For the purposes of this Notice, the following entities are included within the term “Logistics”:

TESORO LOGISTICS GP, LLC, individually and on behalf of ANDEAVOR LOGISTICS LP
TESORO LOGISTICS OPERATIONS LLC
TESORO LOGISTICS PIPELINES LLC
TESORO HIGH PLAINS PIPELINE COMPANY LLC
TESORO LOGISTICS NORTHWEST PIPELINE LLC
TESORO ALASKA PIPELINE COMPANY LLC
TESORO SOCAL PIPELINE COMPANY LLC
TESORO ALASKA TERMINALS LLC
ANDEAVOR FIELD SERVICES, LLC
ANDEAVOR MIDSTREAM PARTNERS GP, LLC
ANDEAVOR MIDSTREAM PARTNERS OPERATING, LLC
ANDEAVOR GATHERING I, LLC
ANDEAVOR LOGISTICS CD LLC
ASPHALT TERMINALS LLC
RENDEZVOUS PIPELINE COMPANY, LLC
GREEN RIVER PROCESSING, LLC
WESTERN REFINING LOGISTICS GP, LLC, individually and on behalf of WESTERN REFINING LOGISTICS, LP
WNRL ENERGY GP, LLC
WNRL ENERGY, LLC

WESTERN REFINING PIPELINE, LLC
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